                                                                   Exhibit 10.13

                              EMPLOYMENT AGREEMENT
                              --------------------

     THIS AGREEMENT is made as of this 25th day of March, 1997 by and between SPEEDWAY ACQUISITION CORP., an Indiana corporation ("Company"), and James T. Morris ("Executive").

                                    RECITALS

     1. Pursuant to the Agreement and Plan of Merger dated as of December 19, 1996 ("Merger Agreement") by and among NIPSCO Industries, Inc. ("NIPSCO"), the Company and IWC Resources Corporation, an Indiana corporation ("IWC"), IWC intends to merge with and into the Company ("Merger"), as a result of which IWC will become a wholly owned subsidiary of NIPSCO.

     2.   Executive is the Chairman, President and Chief Executive Officer of
IWC.

     3. The Company and Executive desire to enter into arrangements to provide for the continuation of Executive's employment in his current capacity following consummation of the Merger.

     NOW THEREFORE, in consideration of the mutual covenants and promises herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive, each intending to be legally bound, agree as follows:

                                   1.  TERM
                                       ----

     The term of employment ("Term") shall commence as of the date of this Agreement and shall expire on the third anniversary thereof, unless sooner terminated as set forth in Section 5 below.

                                  2.  DUTIES
                                      ------

     Upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to employ Executive as Chairman, President and Chief Executive Officer of the Company. Executive agrees to serve as Chairman, President and Chief Executive Officer of the Company and to perform such duties in and consistent with that office as may reasonably be assigned to him by the Company's Board of Directors.

     Executive agrees to devote his full time, energy and skill to the business of the Company except for periods of vacation and absences made necessary because of illness, authorized leaves of absence and holidays and to promote the Company's best interests during the Term. Executive further agrees not to work for any other employer as an employee during the Term. The Company acknowledges that it is and has long been IWC's policy to encourage its employees, including its officers, to participate, to a material extent, in civic, charitable, community and political activities, and the Company agrees that continued participation by Executive in such activities on a basis and to an extent consistent with his prior participation is consistent with his obligations under this Agreement.

                         3.  COMPENSATION AND BENEFITS
                             -------------------------

     During the Term, Executive shall be entitled to receive compensation and benefits as follows:

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     (a)  Base Compensation.  Executive shall receive Base Compensation from the
Company at an annual rate of $360,535.   Executive acknowledges that, in
connection with the Merger, he has already received the Base Compensation payable through December 31, 1997 and, accordingly, no additional Base Compensation will accrue after the date hereof until January 1, 1998.
Executive's Base Compensation may be reviewed at least annually and as a result of such review, may be increased but may not be decreased.

     (b) Performance Incentive Bonus Pool. Executive shall be entitled to participate in a Performance Incentive Bonus Pool ("Pool") for each fiscal year of the Company during the Term for which the Company's consolidated net income (after tax), determined in accordance with generally accepted accounting principles, exceeds by more than $2,000,000 the following amounts, respectively: for the period between March 26, 1997 through December 31,1997: $11,871,450; fiscal 1998: $19,798,700, and fiscal 1999: $21,674,900. In the event any subsidiary of the Company is sold or otherwise disposed of during any such fiscal year, the above amounts shall be appropriately adjusted for such year and subsequent years to eliminate the budgeted contribution of such subsidiary to Company's consolidated net income. The amount of the Pool shall be equal to 20% of such excess. Executive's share of the Pool shall be 38%. Any bonus payable from the Pool shall be payable in a lump sum within 90 days after the end of the fiscal year for which the bonus is earned. Executive must be employed by the Company during the entire fiscal year to be eligible for participation in the Pool for that year.

     (c) Acquisition Bonus. Executive shall be entitled to participate in an Acquisition Bonus Pool for each Acquisition (defined as the acquisition by the Company of all of the common equity securities or assets of an unrelated company or an "applicable asset acquisition" as such term is defined in Section 1060 of the Internal Revenue Code of 1986, as amended ("Code")) during the Term, provided that Executive is employed by the Company at the time of the closing of the applicable Acquisition (unless such closing occurs after the Term or after the death or disability of Executive, in which case Executive must have been employed by the Company at the time the Company executed a definitive agreement relating to the Acquisition). For each Acquisition involving an Acquisition Price (defined as the aggregate dollar value of the cash and the fair market value of the non-cash consideration paid for the Acquisition) of at least $10 million and not more than $100 million, the amount of the Acquisition Bonus Pool shall be equal to 1% of the Acquisition Price. If the Acquisition Price exceeds $100 million, the amount of the Acquisition Bonus Pool shall be equal to the sum of: (i) 1% of the first $100 million of the Acquisition Price; (ii) .875% of the Acquisition Price above $100 million up to $200 million; (iii) .75% of the Acquisition Price above $200 million up to $300 million; (iv) .625% of the Acquisition Price above $300 million up to $400 million; and (v) .5% of the Acquisition Price above $400 million. Executive's share of the Acquisition Bonus shall be 38%. Awards from the Acquisition Bonus shall be paid in a lump sum within 30 days after the closing of the applicable Acquisition.

     (d) Deferred Compensation. In lieu of contribution to any pension plan, Executive shall be eligible to receive deferred compensation in the amount that NIPSCO would have contributed to NIPSCO's defined benefit pension plan with respect to the Term had Executive been a participant in such plan which shall be payable in full in a lump sum payment upon the termination of the Agreement.

     (e) Additional Benefits. During the Term and thereafter, Executive and his dependents shall be entitled to participate in any health plan, disability plan and life insurance plan or arrangement then made available by the Company to its senior executives generally during the Term or subsequent thereto, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements and the Company's practices with respect to such plans. During the Term, Executive shall also be entitled to all miscellaneous fringe benefits and perquisites provided to him or for his benefit during the twelve months preceding the date hereof.

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     (f)  Vacation.  Upon commencement of the Term, Executive shall be granted an annual vacation of six weeks during each year of employment. Vacation cannot be carried over from one year to the next. Such vacations shall be taken at times mutually convenient to the Company and Executive.

                          4.  ADDITIONAL COMPENSATION
                              -----------------------

     Executive is entitled to receive additional compensation pursuant to
Section 4.15 of the Merger Agreement. The Company and Executive agree that the compensation provided in this Section 4 and the Noncompetition Agreement by and between the Company and Executive dated the date hereof ("Noncompetition Agreement") is in lieu of any payment described in Section 4.15 of the Merger Agreement and that Executive shall be entitled to no payments pursuant to
Section 4.15 of the Merger Agreement other than the compensation described in this Section 4 and the Noncompetition Agreement. Executive shall be entitled to receive such payments as follows:

     (a) Completion Bonus. Executive shall be entitled to receive a Completion Bonus. The Company shall pay Executive the Completion Bonus plus accrued interest thereon in the amounts and on the dates set forth on Schedule 4(a) attached hereto and made a part of this Agreement which sets forth the total payment to be made to Executive pursuant to this Section 4(a). If Executive dies prior to the payment by the Company of all of the amounts set forth on
Schedule 4(a) and Executive has a surviving spouse, at the option of Executive's surviving spouse, the Company shall either (i) pay to Executive's surviving spouse in a lump sum the amount set forth on Schedule 4(a) as the Remaining Principal which corresponds to the date of the calendar quarter during which Executive died or (ii) continue to pay to Executive's surviving spouse the Completion Bonus plus accrued interest thereon in the amounts and on the dates set forth on Schedule 4(a). If Executive dies prior to the payment by the Company of all of the amounts set forth on Schedule 4(a) and Executive does not have a surviving spouse, the Company shall pay to Executive's Beneficiary (as defined below) in a lump sum the amount set forth on Schedule 4(a) as the Remaining Principal which corresponds to the date of the calendar quarter during which Executive died.

     (b) Performance Incentive Bonus. Unless Executive is terminated for cause (as defined below) during the Term or dies prior to January 1, 1998, Executive shall be entitled to receive an annual Performance Incentive Bonus (for any one year or multiple years, "Bonus") equal to 1% of NIPSCO's consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") for each of fiscal years 1997, 1998 and 1999. The maximum amount of the Bonus payable to Executive for the entire three-year period (without regard to interest) shall be $1,299,680 ("Maximum Amount"). The Company shall pay Executive the Bonus in the amounts and on the dates set forth on Schedule 4(b) attached hereto and made a part of this Agreement which sets forth the total payments to which Executive is entitled pursuant to this Section 4(b). The payments set forth on Schedule 4(b) are based on the following assumptions: (i) that the Maximum Amount will be earned during 1997; (ii) that the Bonus will include interest at an annual rate of 10% from the beginning of 1997 until December 31, 1999; and (iii) that the Bonus plus any accrued interest thereon as of December 31, 1999 will include interest at an annual rate of 8.6% from January 1, 2000 until April 30, 2008. The payments set forth on Schedule 4(b) will be modified, consistent with the foregoing assumptions, in the event that: (i) Executive is terminated for cause during the Term, in which case, Executive shall not be entitled to any Bonus for or based on the fiscal year during which such termination occurs or any subsequent fiscal years; (ii) Executive dies during 1997, in which case, Executive shall be entitled to a Bonus based on NIPSCO's EBITDA for 1997 prorated on a monthly basis through the end of the month in which Executive died; or (iii) Executive does not earn the Maximum Amount in 1997, in which case, the payments set forth on Schedule 4(b) shall be adjusted to reflect the amount of the Bonus earned and the years in which the Bonus was actually earned. If Executive dies prior to the payment by the Company of all of the amounts set forth on Schedule 4(b) and Executive has a surviving spouse, at the option of Executive's surviving spouse, the Company shall either (i) pay to Executive's surviving spouse in a lump

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sum the amount set forth on Schedule 4(b) as the Remaining Principal which corresponds to the date of the calendar quarter during which Executive died or
(ii) continue to pay to Executive's surviving spouse the Bonus plus accrued interest thereon in the amounts and on the dates set forth on Schedule 4(b). If Executive dies prior to the payment by the Company of all of the amounts set forth on Schedule 4(b) and Executive does not have a surviving spouse, the Company shall pay to Executive's Beneficiary in a lump sum the amount set forth on Schedule 4(b) as the Remaining Principal which corresponds to the date of the calendar quarter during which Executive died.

     (c)  Gross-Up Payments. If Executive is subject to an excise tax under
Section 4999 of the Code as a result of payments made in connection with this Agreement and/or the Noncompetition Agreement, the Company will make an additional payment or payments ("Gross-Up Payment") in such amount as shall be necessary to reimburse Executive for such excise tax and for all excise and income taxes on the Gross-Up Payment, provided that the maximum Gross-Up Payment to Executive shall not exceed $2,400,000, unless the Company is instructed to the contrary in writing by Executive and by Joseph R. Broyles, J. A. Rosenfeld, Kenneth N. Giffin and John M. Davis or their designees. In no event, however, shall the obligations of the Company under this Section 4(c) exceed the difference between $6,000,000 and any amounts paid at any time to Joseph R. Broyles, J. A. Rosenfeld, Kenneth N. Giffin and John M. Davis under Employment Agreements and Noncompetition Agreements between the Company and each of them by reason of any provision in such agreements similar to or intended to serve the same purpose as this Section 4(c).

     (d)  Contests.

          1. Notice of Contest. If Executive obtains a formal written notice of a proposed adjustment by the Internal Revenue Service that, if sustained, would result in an excise tax imposed on Executive for which the Company could be required to indemnify Executive hereunder ("Claim"), Executive agrees to notify the Company immediately in writing of such Claim; provided however, that the failure so to notify the Company shall not affect the Company's liability hereunder except to the extent that Executive actually received a written proposed adjustment and such failure precludes the Company's ability to contest such Claim.

          2. Conditions to Contest. At the request of the Company, Executive shall contest the validity of any Claim in good faith if the Company has agreed in writing to pay Executive all fees and expenses that Executive shall incur in connection with contesting the Claim, including, without limitation, attorneys', accountants' and investigatory fees and disbursements.

          3. Initiation of Contest and Choice of Forum. At the sole option of the Company, Executive may pursue or forego any administrative proceedings and either pay the tax proposed and sue for a refund or contest the Claim in any permissible forum. If the Company shall determine to pay the tax proposed and have Executive sue for a refund, the Company shall advance to Executive on demand on an interest-free basis and with no additional net after-tax cost to Executive sufficient funds to pay the tax and interest, penalties and additions to tax payable with respect thereto ("Deposit").

          4. Conduct of Contest and Appeals. In connection with any Claim, the Company shall maintain full control over any such litigation and shall consult in good faith with Executive regarding the conduct of such contest. After formal written notification of a Claim which the Company is contesting, the Company (i) shall keep Executive fully informed with respect to any contest and (ii) shall consult in good faith with Executive as to all material decisions relevant to any audit or contest. Executive shall be required to appeal any adverse judicial determination with respect to a Claim.

     5. Determination by the Executive Not to Contest a Claim. Nothing contained in this Section 4(d) shall require Executive to contest a Claim that it would otherwise be required to contest pursuant to this Section 4(d) if Executive (i) waives in writing the payment by the Company of any amount that might otherwise be payable by the Company under this Agreement by way of indemnity in respect of such Claim and (ii) pays to the Company any amount previously paid or advanced by the Company pursuant to this Agreement with respect to such Claim or the contest of such Claim (other than amounts described in Section 4(d)(2)).

     6. Final Determination and Payment of Amounts. If the Company shall have requested Executive to contest a Claim as provided in Section 4(d) and shall have duly complied with all the terms of this Section 4(d), the Company's liability for payment under this Agreement shall be deferred until a Final Determination (as defined below) of the Claim. At such time, the Company shall become obligated for the payment of any indemnification under this Agreement resulting from the outcome of such contest, and Executive shall become obligated to refund to the Company any amount received as a refund by Executive that is fairly attributable to advances or indemnity payments made by the Company under this Agreement, together with any interest received by Executive on such refund.

     For purposes of the Agreement, the term "Final Determination" with respect to an excise tax asserted to be imposed on Executive shall mean (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or order has become final (i.e., when all appeals allowable by law and hereby have been exhausted by either party to the action);
(ii) a closing agreement entered into under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding which precludes further action by either party; or (iii) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.

                         5.  TERMINATION OF EMPLOYMENT

     (a) Termination for Cause. The Company shall have the right to terminate Executive's employment with the Company for cause. For purposes of this Agreement, "cause" shall mean the following: (i) Executive's engagement, during the performance of Executive's duties hereunder, in acts or omissions constituting dishonesty, fraud, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance; (ii) Executive's conviction of a felony violation involving fraud or dishonesty; (iii) Executive's violation or breach of any material provision of this Agreement or the Noncompetition Agreement and the continuation thereof after the receipt by Executive of written notice from the Company; or (iv) Executive's unreasonable failure or refusal to perform his duties as the Company reasonably requires or to abide by the Company's policies for the operation of its business and the continuation thereof after the receipt by Executive of written notice from the Company.

     (b) Termination by Executive. Executive shall have the right, at any time during the term of this Agreement, and for any reason, to terminate his employment with the Company upon giving 30-days' written Notice of Termination as set forth below to the Company.

     (c) Compensation in the Event of Termination for Cause or by Executive. If Executive's employment with the Company is terminated by the Company for cause, or if Executive's employment with the Company is terminated by Executive, then
(i) the Base Compensation provided for in Section 3 shall cease to accrue as of the date of termination of Executive's employment with the Company ("Termination Date") specified in the Notice of Termination as set forth below; (ii) the Company shall pay to Executive any compensation payable in the amount, at the time and in the manner set forth in Sections 3 and 4 and specifically shall pay the Bonus described in Section 4(b) plus any accrued interest thereon if termination

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is other than for cause; and (iii) Executive and his dependents shall cease to participate in the benefit plans and programs, as provided for in Section 3, as of the Termination Date specified in the Notice of Termination. Any benefits payable under insurance or health plans as a result of Executive's participation in such plans through the Termination Date shall be paid when due under those plans.

     (d) Disability. The Company shall have the right to terminate Executive's employment effective after the determination that Executive is unable to work due to a Disability. If Executive's employment is terminated pursuant to this
Section 5(d), then: (i) the Base Compensation provided for in Section 3 shall cease to accrue as of the Termination Date specified in the Notice of Termination as set forth below; (ii) the Company shall pay to Executive any compensation payable in the amount, at the time and in the manner set forth in Sections 3 and 4 and, specifically, shall pay the amount described in Section 4(b) to the extent earned notwithstanding such termination; and (iii) at the option of Executive, Executive and his dependents may continue to participate in the benefit plans as provided for in Section 3 to the extent Executive and his dependents are eligible to participate in such benefit plans pursuant to the terms of such benefit plans. Any benefits payable under insurance and health plans as a result of Executive's participation in such plans through the Termination Date shall be paid when due under those plans. Following the Termination Date, the Company is not obligated to provide Executive or his dependents the benefits provided for in Section 3 in the event that Executive or his dependents are not eligible for participation in such plans pursuant to the terms of such plans due to the termination of Executive's employment with the Company or for any other reason.

     For purposes of this Agreement, "Disability" shall mean a physical or mental disability, as determined by an independent physician selected by the Company, that renders Executive incapable of performing his duties under this Agreement for 180 days or more within any 365-day period, of which at least 90 days are consecutive. The Termination Date pursuant to this Section 5(d) shall be no earlier than the date of the first day following the 180-day period described in this paragraph.

     (e) Death. If Executive dies during the term of this Agreement, the Company shall (i) pay Executive's Base Compensation for the period ending on the date of his death to his Beneficiary; and (ii) pay to Executive's Beneficiary any compensation payable in the amount, at the time and in the manner set forth in Sections 3 and 4 and specifically shall pay the amounts described in Section 4(b) to the extent earned notwithstanding Executive's death. Executive's dependents may continue to participate in the benefit plans as provided for in
Section 3 to the extent Executive's dependents are eligible to participate in such benefit plans pursuant to the terms of such benefit plans. Following the Termination Date, the Company is not obligated to provide Executive's dependents the benefits provided for in Section 3 in the event that Executive's dependents are not eligible for participation in such plans pursuant to the terms of such plans due to the termination of Executive's employment with the Company or for any other reason.

     For purposes of this Agreement, Executive's "Beneficiary" shall be the personal representative of Executive's estate or if no such representative shall be appointed within six months after the date of Executive's death, Executive's heirs under the laws of descent and distribution in effect in the state in which Executive is domiciled at the date of his death.

     (f) Other Termination. If Executive's employment with the Company is terminated other than pursuant to Sections 5 (a), (b), (d) or (e), then (i) the Base Compensation provided for in Section 3 shall continue being paid through the third anniversary of the date of this Agreement as if Executive had continued to be employed through such period; and (ii) the Company shall pay to Executive any compensation described in Sections 3(b), 3(c) and 4. If Executive's employment with the Company is terminated due to Executive's retirement, at the option of Executive, Executive and his dependents may continue to participate in the benefit plans as provided for in Section 3 to the extent Executive and his dependents are eligible to

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participate in such benefit plans pursuant to the terms of such benefit plans.
The participation of Executive and his dependents in such plans shall cease as of the date Executive becomes employed by another employer. Following the Termination Date, the Company is not obligated to provide Executive or his dependents the benefits provided for in Section 3 in the event that Executive or his dependents are not eligible for participation in such plans pursuant to the terms of such plans due to the termination of Executive's employment with the Company or for any other reason.

     (g) Notice of Termination. Any termination of Executive's employment with the Company pursuant to this Section 5 (except in the circumstances of Executive's death) shall be communicated by a written notice of termination by the terminating party to the other party ("Notice of Termination") and shall indicate the Termination Date. The Notice of Termination by the Company for termination for cause shall indicate the specific provisions of this Agreement relied upon and shall set forth the reason for such termination.

     (h) Survival of Obligations Provided for in Section 6 and Noncompetition Agreement. If Executive's employment with the Company is terminated for any reason, Executive's obligations, duties and responsibilities, as provided for in
Section 6 and the Noncompetition Agreement shall survive the termination of Executive's employment and shall continue as set forth therein.

                              6. CONFIDENTIALITY

     (a) Covenant Concerning Confidentiality. Executive agrees that he shall not disclose, during the Term and thereafter, without the prior written consent of NIPSCO, to anyone outside of the Company, NIPSCO and its subsidiaries any confidential matters of the Company, NIPSCO or its subsidiaries or their predecessors for as long as such matters remain confidential and not generally known to the public, including without limitation, trade secrets, customer lists, pricing policies, operating methods, any proprietary information of any nature or any information concerning the business of, or any customer, representative, agent or employee of, the Company, NIPSCO or its subsidiaries or their predecessors that was obtained by Executive in the course of his employment by the Company, NIPSCO or its subsidiaries or their predecessors, unless such disclosure is made as a proper part of performing his duties for the Company. Executive further agrees that if his employment by the Company is terminated for any reason, he will not take with him, but will leave with and deliver to the Company, any and all records and papers of whatever nature that relates to his employment by the Company or bears any information about the Company, NIPSCO or its subsidiaries or their predecessors. In the event Executive violates this provision, the Company shall be entitled to any and all its remedies at law or in equity but shall not be entitled, unless directed by a court of law, to withhold payment of any amounts due Executive hereunder.

     (b) Limitation on Covenant Concerning Confidentiality. Executive's obligations pursuant to this Section shall not apply to any confidential information if and to the extent Executive is required pursuant to any statute, law, ordinance, rule, resolution or order of the U.S. Congress, any state or local legislature, a judge or an administrative law judge to testify in or to a legislative, judicial or regulatory proceeding or otherwise to disclose such confidential information. All such information is and will remain the exclusive property of NIPSCO. For purposes of this Agreement, the terms "trade secrets" and "confidential information" include, but are not limited to, processes, methods, techniques, systems, formulas, patents, models, devices, compilations, customer lists or any information of whatever nature that gives to the Company, IWC and its subsidiaries an opportunity to obtain an advantage over a competitor who did not know or use it, but excludes matters which, without breach of Executive's obligations, are not generally known to the public.

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     (c)  Judicial Modification of Covenant Concerning Confidentiality. If any
provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, rather this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to any extent invalid, such provisions shall not be construed to be null, void or of no effect, but, to the extent such provision would be valid or enforceable under applicable law if limited in scope, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable scope and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

                               7.  NO ASSIGNMENT

     No interest or amount payable to Executive, his spouse or any other beneficiary under this Agreement shall be assignable (in law or equity) by Executive or such beneficiary and shall not be subject to any manner of alienation, sale, transfer, assignment, claims of creditors, pledge, attachment, garnishment, levy, execution or encumbrance of any kind. No such interest or amount payable or right to receive a payment or distribution may be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, Executive or his spouse or other beneficiary, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings. This Agreement is personal in nature and, except as set forth in Section 13, neither this Agreement nor any rights or obligations under it may be assigned or delegated by either party without the express written consent of the other.

                                 8.  INDEMNITY

     Executive shall be indemnified under the Company's By-Laws and covered by officers liability insurance policies to the extent the Company or NIPSCO provides such coverage for its other officers.

                                  9.  NOTICES

     Any notice or communication given pursuant to this Agreement must be in writing and shall be effective only if delivered personally; or sent by facsimile transmission; or delivered by overnight courier service; or sent by certified mail, postage paid, return receipt requested, to the recipient at the address indicated below or to such other address as the party being notified may have previously furnished to the other party by written notice pursuant to this
Section 9:

     If to the Company, to:

          IWC Resources Corporation
          1220 Waterway Boulevard
          P.O. Box 1220
          Indianapolis, Indiana 46206
          Telephone:  (317) 639-1501
          Facsimile:  (317) 263-6448
          Attn:       President


                                       8
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     with a copy to:

          NIPSCO Industries, Inc.
          801 East 86th Avenue
          Merrillville, Indiana 46410
          Telephone:  (219) 647-6004
          Facsimile:  (219) 647-6061
          Attn:       President

     If to Executive, to:

          James T. Morris
          8191 N. Pennsylvania Street
          Indianapolis, Indiana 46240
          Telephone:  (317) 225-2183

     Notices under this Agreement shall be effective and deemed received on the date of personal delivery or facsimile transmission (as evidenced by facsimile confirmation of transmission); on the day after sending by overnight courier service (as evidenced by the shipping invoice signed by a representative of the recipient); or on the date of actual delivery to the party to whom such notice or communication was sent by certified mail, postage prepaid, return receipt requested (as evidenced by the return receipt signed by a representative of such party).

                       10.  ENTIRE AGREEMENT; AMENDMENT

     This Agreement and the Noncompetition Agreement represent the entire agreement of the Company and Executive with respect to the matters set forth in them. No amendment or modification of the terms of this Agreement shall be binding upon the parties unless reduced to writing and signed by each of the parties.

                               11.  SEVERABILITY

     Any provision of this Agreement prohibited by law or deemed unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions.

                              12.  GOVERNING LAW

     This Agreement shall be interpreted and construed under the laws of the State of Indiana, and the parties consent to the jurisdiction of Indiana state and federal courts located in the State of Indiana over all matters relating to this Agreement.

                          13.  SUCCESSORS AND ASSIGNS

     This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

                                  14.  WAIVER

     No waiver by any party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provisions or conditions at the same time or at any prior or subsequent time.

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                          15.  SURVIVAL OF PROVISIONS

     The provisions of Sections 6, 8, 10, 11, 12, 13, 14 and 15 of this Agreement and the Noncompetition Agreement shall survive the termination of Executive's employment with the Company and the expiration or termination of this Agreement.

                               16.  COUNTERPARTS

     This Agreement may be executed in counterparts, each of which shall be deemed an original.

                               17.  WITHHOLDING

     The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

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     IN WITNESS WHEREOF, the parties, intending to be legally bound hereby, have duly executed this Agreement as of the day and year first set forth above.


                                       SPEEDWAY ACQUISITION CORP.


                                       By: /s/ Stephen P. Adik
                                           -------------------------------


                                       /s/ James T. Morris
                                       -----------------------------------
                                       JAMES T. MORRIS


     The undersigned hereby guarantees the performance by the Company of its obligations hereunder.


                                       NIPSCO INDUSTRIES, INC.


                                       By: /s/ Stephen P. Adik
                                           -------------------------------


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